Exhibit 99.1
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NEWS RELEASE

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                                                           FOR:  Pentacon, Inc.
                                                       CONTACT:  Brian Fontana
                                                                 Senior Vice
                                                                 President & CFO
                                                                 (713) 860-1000
FOR IMMEDIATE RELEASE

            PENTACON, INC. ANNOUNCES FIRST QUARTER EARNINGS OF $0.09
                      PER SHARE BEFORE NON-RECURRING CHARGE

         Houston, Texas, April 28, 1999 - Pentacon, Inc. (NYSE: JIT), a leading distributor of fasteners and other small parts and provider of related inventory management services, today announced results for the first quarter ended March 31, 1999.

         For the quarter ended March 31, 1999, Pentacon reported net income of $1.4 million (before a non-recurring aftertax charge of $1.1 million for the write-off of debt issuance costs) compared to pro forma net income of $2.1 million for the same period in the prior year. On a per share basis, Pentacon reported net income of $0.09 per share in the current quarter before the non-recurring charge of $0.07 per share compared to $0.13 per share for the same period in the prior year.

         Revenues for the quarter were $66.6 million, an increase of 61% over revenues of $41.3 million in the prior year. EBITDA (earnings before interest, income taxes, depreciation, amortization and write-off of debt issuance costs) of $7.5 million (11.2% margin) in the first quarter of 1999 represents a 60% increase over the $4.7 million (11.3% margin) reported in the corresponding quarter of 1998.

         Mark E. Baldwin, Chairman and Chief Executive Officer, commented, "Our results for the quarter exceeded our internal forecast primarily due to better than expected performance in both our aerospace and industrial groups. We continue to make progress with our integration plans and expect to complete the roll out of a common information system in our aerospace group by mid year. As a result, cost savings are still on target for the second half of the year."

         Mr. Baldwin continued,  "We recently completed the sale of $100 million
of  senior   subordinated  notes  which  will  provide  additional  capital  and flexibility to support our operating strategy."

         This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Key factors that could cause actual results to differ materially from expectations include, but are not limited to: (1) estimates of costs or projected or anticipated changes to cost estimates relating to entering new markets or expanding in existing markets; (2) changes in economic and industry conditions; (3) changes in regulatory requirements; (4) changes in interest rates; (5) levels of borrowings under the Company's Credit Facility; (6) accumulation of excess inventories by certain customers in the aerospace industry; and (7) volume or price adjustments with respect to sales to major customers. These and other risks and assumptions are described in the Company's reports that are available from the United States Securities and Exchange Commission.

         Headquartered in Houston, Texas, Pentacon is a leading distributor of fasteners and other small parts and provider of related inventory management services. Pentacon presently has 32 distribution and sales facilities in the U.S., along with sales offices in Europe and Australia. For more information, visit the company's web site at www.pentacon-inc.com.

                                                 (Table to follow)

                                 PENTACON, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands except per share amounts)


                                                               Quarter Ended
                                                                  March 31,
                                                     --------------------------------

                                                          1999                 1998
                                                     ---------------      --------------

Revenues                                                   $  66,550           $  41,297
Cost of sales                                                 44,648              27,169
                                                          ----------
  Gross profit                                                21,902              14,128

Operating expenses                                            15,012               9,790
Goodwill amortization                                            858                 374
                                                        ------------
  Operating income                                             6,032               3,964

Write-off of debt issuance costs                               2,308                   -
Other (income) expense, net                                     (18)                (30)
Interest expense                                               3,192                 260
                                                       -------------

      Income before taxes                                        550               3,734

Income taxes                                                     291               1,684
                                                        ------------

      Net income                                         $       259          $    2,050
                                                         ===========

Net Income Per Share:
      Before Write-off of Debt Issuance Costs            $      0.09         $      0.13
      Basic                                              $      0.02         $      0.13
      Diluted                                            $      0.02         $      0.13

Shares Utilized:
      Basic                                                   16,668              15,530
      Diluted                                                 16,668              15,725

EBITDA(1)                                                  $   7,456          $    4,674


                               PERCENTAGE OF REVENUES


Revenues                                                      100.0%              100.0%
Gross Profit                                                   32.9%               34.2%
Operating Expenses                                             22.5%               23.7%
Goodwill Amortization                                           1.3%                0.9%
Operating Income                                                9.1%                9.6%
Net Income                                                      0.4%                5.0%

Note: The pro forma financial information for the three months ended March 31, 1998 include the results of Pentacon combined with the Founding Companies as if the Founding Company acquisitions had occurred on January 1, 1998.

In October 1998 the Company  changed its year-end from  September 30 to December
31.

     (1) EBITDA is earnings before interest, income taxes, depreciation, amortization and write-off of debt issuance costs.

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